                                                                   EXHIBIT 10.32



                                     LEASE

                50 WASHINGTON STREET, WESTBOROUGH, MASSACHUSETTS

                                     INDEX
                                     -----

                                                                            PAGE
                                                                            ----

ARTICLE I - REFERENCE DATA.................................................  1
---------
     1.1. - Subject Referred To............................................  1
     1.2. - Exhibits.......................................................  2

ARTICLE II - DEMISED PREMISES..............................................  3
----------
     2.1. - Demised Premises...............................................  3

ARTICLE III - TERM.........................................................  3
-----------
  3.1(a). - Term...........................................................  3

ARTICLE IV - BASIC ANNUAL RENT.............................................  4
----------
     4.1. - Basic Annual Rent..............................................  4

ARTICLE V - ADDITIONAL RENT................................................  8
---------
  5.1(a). - Additional Rent................................................  8
  5.1(b). - Real Estate Taxes..............................................  8
  5.1(c). - Additional Rent Payments.......................................  8
  5.1(d). - Abatements.....................................................  9

ARTICLE VI - LANDLORD'S AND TENANT'S WORK.................................. 10
----------
  6.1(a). - Landlord's Work................................................ 10
  6.1(b). - Tenant's Work.................................................. 13
     6.2. - Tenant's Expansion Rights...................................... 13
     6.3. - Landlord's Reservations........................................ 13

ARTICLE VII - PARKING AREA................................................. 14
-----------
     7.1. - Parking Area................................................... 14

ARTICLE VIII - SERVICES AND MAINTENANCE.................................... 15
------------
     8.1. - Landlord's Services............................................ 15
     8.2. - Intentionally Omitted.......................................... 15
     8.3. - Landlord's Repair Obligations.................................. 16
  8.4.(a) - Interruptions and Delays
            in Services and Repairs........................................ 16
  8.4.(b) - Cessation of Services.......................................... 17
     8.5. - Conformity with the Law........................................ 17

ARTICLE IX - TENANT'S ADDITIONAL COVENANTS................................. 18
----------
     9.1. - Affirmative Covenants.......................................... 18
  9.1(a). - Use............................................................ 18
  9.1(b). - Licenses and Permits........................................... 18
  9.1(c). - Rules and Regulations.......................................... 19
  9.1(d). - Compliance with Law............................................ 19
  9.1(e). - Payment for Tenant's Work...................................... 19
  9.1(f). - Indemnity and Insurance........................................ 20
  9.1(g). - Landlord's Right to Enter...................................... 21


                                                                        PAGE
                                                                       ------
9.1(h). - Personal Property at Tenant's Risk.....................          21
9.1(i). - Payment of Landlord's Cost of Enforcement..............          22
9.1(j). - Yield-up...............................................          23
   9.2. - Negative Covenants.....................................          26
9.2(a). - Assignment, Subletting, Etc. ..........................          26
9.2(b). - Overloading, Nuisance, Etc. ...........................          29
9.2(c). - Hazardous Materials or Oil.............................          30
9.2(d). - Installations, Alterations or Additions................          30

ARTICLE X - CASUALTY AND TAKING;
---------   CASUALTY INSURANCE...................................          31
    10.1. - Casualty and Taking..................................          31
    10.2. - Landlord Reserves Award..............................          32
 10.3(a). - Insurance............................................          32
 10.3(b). - Cooperation in Event of Loss.........................          33


ARTICLE XI - DEFAULTS............................................          33
----------
    11.1. - Events of Default....................................          33
    11.2. - Current Damages......................................          35
    11.3. - Reimbursement for Landlord's Expenses................          36
    11.4. - Final Damages........................................          37
    11.5. - Remedies Cumulative..................................          37
    11.6. - Landlord's Right to Cure Defaults....................          38
    11.7. - Effect of Waivers of Default.........................          38
    11.8. - Waiver of Redemption.................................          38


ARTICLE XII - MISCELLANEOUS PROVISIONS...........................          39
-----------
    12.1. - Notices..............................................          39
    12.2. - Tenant's Self Help Rights............................          40
    12.3. - Quiet Enjoyment......................................          40
    12.4. - Brokerage............................................          40
    12.5. - Intentionally Omitted................................          41
    12.6. - Bind and Inure; Limitation of Landlord's Liability...          41
    12.7. - Lease Not To Be Recorded.............................          42
    12.8. - Acts of God..........................................          42
    12.9. - Waiver of Subrogation................................          42
   12.10. - Estoppel Certificate.................................          43
   12.11. - Rights of Mortgagee and Subordination................          44
   12.12. - No Accord and Satisfaction...........................          45
   12.13. - Warranties...........................................          46
   12.14. - Holdover.............................................          46
   12.15. - Intentionally Omitted................................          46
   12.16. - Security Agreement...................................          47
   12.17. - Abandonment..........................................          49
   12.18. - Surrender............................................          49
   12.19. - Modifications........................................          49
   12.20. - Applicable Law and Construction......................          50
   12.21. - Submission of Lease..................................          50

Exhibits.   The following Exhibits and additional documents are attached to and incorporated as a part of this Lease:

          EXHIBIT A - Description of Lot

          EXHIBIT B - Building
                      Lot
                      Parking Areas

          EXHIBIT C - Commencement Date Agreement

          EXHIBIT D - Intentionally Omitted.

          EXHIBIT E - Intentionally Omitted.

          EXHIBIT F - Tenant's Work

          EXHIBIT G - Rules and Regulations

          EXHIBIT H - Landlord's Cleaning Services

          CERTIFICATE OF VOTE OF TENANT

                                     LEASE

                              50 Washington Street
                  Westborough and Southborough, Massachusetts

                                   ARTICLE I

                                 Reference Data


     1.1. Subjects Referred To. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

     DATE OF THIS LEASE:      May 3, 1994

     LANDLORD:                50 Washington Street Associates,
                              Limited Partnership, a
                              Massachusetts limited partnership

     MANAGING AGENT:          New England Management and Realty

     LANDLORD'S & MANAGING
     AGENT'S ADDRESS:         55 New York Avenue
                              Framingham, Massachusetts 01701

     TENANT:                  VMark Software, Inc., a Delaware
                              Corporation, and its successors and
                              assigns (subject to the provisions
                              of Section 9.2(a))

     VMARK:                   VMark Software, Inc., a Delaware
                              corporation

     TENANT'S ORIGINAL        30 Speen Street
     ADDRESS:                 Framingham, Massachusetts 01701

     LOT: The land located at the Southeasterly side of the intersection of Interstate Route 495 and State Route Number 9 and being located on the Westerly side of Washington Street in Southborough and Westborough, Massachusetts as more particularly described in Exhibit A and shown on Exhibit B (as the Lot may be modified by change in any abutting street or way).

     DEMISED PREMISES:        The Lot and the entire building located thereon
                              and the Addition (as defined in Section 6.2) if constructed (the "Building") and being known as New England Corporation Center which building contains approximately 93,439 square feet, and being more particularly shown on Exhibit B.

     LANDLORD'S PROPERTY:     The Building and the Lot owned by Landlord.

     TERM:                    Twenty (20) years.

     ANNUAL FIXED RENT:       Section 4.1

     TENANT'S
     PRO-RATA SHARE:          100%

     PERMITTED USES:          General Office and Light Assembly Use and
                              ancillary and accessory
                              uses thereto (subject to any special provisions contained in Section 9.1).

     SPECIFIED
     COMMENCEMENT DATE:       October 1, 1994


     1.2. Exhibits. The following Exhibits and additional documents are attached to and incorporated as a part of this Lease:

          EXHIBIT A - Description of Lot

          EXHIBIT B - Building
                      Lot
                      Parking Areas

          EXHIBIT C - Commencement Date Agreement

          EXHIBIT D - Intentionally Omitted.

          EXHIBIT E - Intentionally Omitted.

          EXHIBIT F - Tenant's Work (Section 6.1(b).)

          EXHIBIT G - Rules and Regulations

          EXHIBIT H - Landlord's Cleaning Services

          CERTIFICATE OF VOTE OF TENANT


                                   ARTICLE II
                                DEMISED PREMISES

     2.1. Demised Premises. Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, subject to and with the benefit of the terms and conditions of this Lease the Demised Premises.


                                  ARTICLE III
                                      TERM

     3.1(a). Term. To have and to hold for a term ("Term") of twenty (20) years beginning on October 1, 1994 (the "Commencement Date").

     (b) If the Commencement Date is not the first day of a calendar month, then a period equal to the partial month beginning with the Commencement Date shall be added to the Term so that the Term shall expire on the last day of a calendar month. As used herein, the term "lease year" shall mean each successive period of twelve calendar months which falls within the Term, provided that if the Commencement Date is not the first day of a calendar month, the first lease year shall include the partial month beginning on the Commencement Date and shall expire on the first anniversary of the last day of the month in which the Commencement Date occurs.

     (c) Promptly after the Tenant takes occupancy of the Demised Premises, Landlord and Tenant shall execute a Commencement Date Agreement in the form of Exhibit C.

     3.2.  Extension Period.    Intentionally Omitted.



                                   ARTICLE IV

                               BASIC ANNUAL RENT

     4.1. Basic Annual Rent. Beginning on the Commencement Date and throughout the Term, Tenant shall pay to Landlord, at such place as Landlord may by notice in writing to Tenant from time to time direct, Basic Annual Rent in accordance with the following Rent Schedule, payable without set-off or deduction, except only as may hereinafter be provided, in equal monthly installments in advance on the first day of each calendar month (and pro rata for the portion of a month), subject to adjustment as hereinafter provided. Basic Annual Rent for the first full calendar month of the Term following the Commencement Date shall be due on the execution hereof and Basic Annual Rent for the partial month, if any, beginning on the Commencement Date shall be due on the Commencement Date. The Basic Annual Rent shall include all of the services to be provided or supplied by Landlord hereunder, subject to the terms of Article V hereof. Tenant shall pay when due all Basic Annual Rent and all other money payments due hereunder throughout the Term and for such further time as Tenant occupies the Demised Premises or any part thereof.

                                 RENT SCHEDULE


     (a) For the period beginning on the Commencement Date and ending on the last day of the tenth (10th) lease year, at an annual rate of One Million Five Hundred Forty Two Thousand Seven Hundred and Fifty and 00/100 Dollars ($1,542,750.00), payable in equal monthly installments of One Hundred Twenty Eight Thousand Five Hundred Sixty Two and 50/100 Dollars ($128,562.50).

     (b) For the eleventh (11th) lease year through the twentieth (20th) lease year, at an annual rate of One Million Six Hundred Thirty Six Thousand Two Hundred Fifty and 00/100 Dollars ($1,636,250.00), payable in equal monthly installments of One Hundred Thirty Six Thousand Three Hundred Fifty Four and 17/100 ($136,354.17).

                                   ARTICLE V

                                ADDITIONAL RENT

     5.1.  Additional Rent.    (a)  Tenant shall pay to Landlord Tenant's
Pro-Rata share of the entire amount of operating expenses and real estate taxes incurred with respect to the Landlord's Property in excess of $561,000.00 for each calendar year or part thereof occurring during the first ten (10) years of the Term and in excess of $607,750.00 during the second ten (10) years of the Term ("Additional Rent").

     The term "operating expenses" means the aggregate of all costs and expenses incurred by Landlord in connection with the operation, maintenance, cleaning and management of the Landlord's Property, including, without limitation, premiums for all insurance maintained by Landlord (including without limitation casualty, liability and rental insurance), repairs, replacements (subject to the limitation on inclusion of capital expenditures set forth below), maintenance, lighting, water, sewer, heat, air conditioning, electricity, maintenance of grounds, replacements of floor coverings, payments under service contracts with independent contractors, reasonable management fees, any and all taxes or other governmental impositions levied upon the services supplied by Landlord, compensation and all customary fringe benefits, Workmen's Compensation, insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operation, management, maintenance or cleaning of the Landlord's Property, and all other costs and expenses now or hereafter reasonably incurred in connection with the operation, management, cleaning and maintenance of the Landlord's Property. Any of the services hereunder may be performed by subsidiaries or affiliates of Landlord, provided that the contracts for the performance of such services shall be competitive with similar contracts and transactions with unaffiliated entities for the performance of such services at comparable buildings in comparable areas. The term "operating expenses" shall expressly exclude (a) any expenses incurred for any capital expenditures (determined in accordance with generally accepted accounting principles), and
(b) any expenses incurred by Landlord to cure any default of Landlord hereunder, to comply with its obligations pursuant to Sections 6.1, 9.1(b) and 12.5 hereof or to remedy any damage to the Demised Premises caused by Landlord or its employees or affiliates or the negligent acts or omissions of Landlord's contractors.

     (b) Real Estate Taxes. The term "real estate taxes" means all real estate taxes, assessments, license fees, water rates and charges, sewer rents, vault rents or charges, linkage fees, impact charges and development assessments no matter how characterized and all other governmental charges and impositions of every kind or nature, general and special, ordinary and extraordinary, unforeseen as well as foreseen, including without limitation assessments for public improvements or benefits, which shall, with respect to the Term be laid, assessed, levied, confirmed or imposed upon or become due or payable or a lien upon Landlord's Property or any part thereof or the interest of either the Landlord or the Tenant in the Demised Premises, or any part thereof, or the business being conducted thereon, or the improvements or personal property or fixtures on the Demised Premises or on the owners or occupants thereof, including without limitation, Tenant's signs (but excluding income, estate and inheritance taxes). Without limiting the generality of the foregoing, if during the Term the present system of taxation of real property is changed so that there is assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Demised Premises or the Building, however measured, or a governmental, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, or however otherwise measured, or if a so-called sales or excise tax is payable on rentals, then all of such taxes, assessments, levies or charges shall be deemed to be included within the term "real estate taxes". Tenant's liability with respect to real estate taxes shall apply to Taxes assessed or which become a lien upon the Landlord's Property during the Term, prorated for the tax period in which the Term begins or expires.

          (c) Additional Rent Payments. Payments of Additional Rent shall be made in equal monthly installments on the days when Basic Annual Rent is due. The amount of the monthly installment for each calendar year shall be reasonably estimated by Landlord and may be adjusted by Landlord for increases in real estate taxes payable during any calendar year, by notice given by Landlord to Tenant from time to time. Adjustments in other operating expenses shall be made following the end of each calendar year as hereinafter provided. When the actual amount of the operating expenses and real estate taxes for each calendar year is known, Tenant shall pay any amount not paid by monthly installments within ten
(10) days after Landlord's billing therefor or the amount of any overpayment shall be credited to subsequent installments on account of operating expenses, as the case may be. No interest shall be payable to Tenant with respect to monthly Additional Rent payments. Landlord's annual billing for Additional Rent shall specify the operating expenses for such calendar year by expense category, shall be reasonably detailed, and shall be certified to be true and current by Landlord or

Landlord's property manager. Upon Tenant's request, Landlord shall provide Tenant such documentation as shall be reasonably necessary to support any operating expense item. Moreover, Tenant shall have the right to examine Landlord's books and records with respect to the determination of operating expenses, subject to the following conditions: (1) Tenant shall have the right to examine such books and records once only for each calendar year (or partial calendar year) for which Tenant is billed hereunder and such right shall be exercised, if at all, by written notice received by Landlord on or before the ninetieth (90th) day following Tenant's receipt of Landlord's billing for such calendar year (or partial calendar year), and (2) such examination shall be conducted at the offices of Landlord or at such other location as Landlord shall reasonably designate on such dates and at such times as are mutually convenient to Landlord and Tenant and in such a manner as shall not unreasonably interfere with the conduct of business at the designated location.

          (d) Abatements. If any abatement of real estate taxes is obtained, a pro-rata refund to Tenant or adjustment in Tenant's favor shall be made in the amount due from or paid by Tenant to Landlord on account of such real estate taxes less the reasonable cost of obtaining the same, which cost may include, without limitation, the allocable portion of salaries of employees of Landlord or of affiliates engaged in obtaining such abatement. Landlord shall have the exclusive right to attempt to obtain an abatement. In no event shall such refund or credit exceed the amount paid by Tenant under Subsection (a) above, and in no event shall Tenant receive a refund or credit with respect to any abatements granted to Landlord on account of vacancies or depressed rental values.

                                   ARTICLE VI
                          LANDLORD'S AND TENANT'S WORK
     6.1. Landlord's Work. (a) Landlord shall, prior to the Commencement Date, repair the Building HVAC and other mechanical systems and structural elements of the Building, clean and replace the carpets throughout the Building, paint the interior walls of the Building and repair any damage committed by the prior occupant of the Building, all as reasonably determined by Landlord to be necessary to put the Building in good order, repair and condition and in conformity with applicable laws, ordinances and regulations. All of Landlord's Work shall be completed in a good and workmanlike manner, with first-class materials.

     (b) Tenant's Work. Any and all remodelling and installation work required by Tenant ("Tenant's Work"), including the work specified on Exhibit F, shall be done by Tenant at its own expense, but only in accordance with plans and specifications which have first been approved in writing by Landlord which approval shall not be unreasonably withheld or delayed. All of Tenant's Work shall be done only in accordance with all applicable governmental regulations and building codes, including, without limitation, municipal regulations and ordinances, shall be performed and completed in a good and workmanlike manner using first-class materials, in conformity with the existing building standards and shall not weaken the safety or structure of the Building. Tenant shall promptly pay when due the entire cost of Tenant's Work so that the Demised Premises shall at all times be free of liens for labor and materials furnished to Tenant or claimed to have been furnished to Tenant in connection with Tenant's Work, and Tenant shall cause any such lien to be discharged of record forthwith without cost to Landlord. Prior to the beginning of Tenant's Work, Tenant shall obtain "all risk builder's risk insurance", so-called, insuring both Landlord and Tenant against any claims for property damage, personal injury, death, and for any type of loss or damage arising out of or occasioned by or connected in any way with Tenant's Work, together with any other insurance coverage or protective bond which may be required by law. Tenant shall furnish Landlord with certificates of the issuance of the required insurance prior to commencing Tenant's Work. All insurance shall be maintained in force until Tenant's Work has been completed and shall be in amounts reasonably satisfactory to Landlord. Tenant shall not erect or construct any improvements or buildings on the Lot. Tenant shall provide all necessary safety appliances in connection with equipment installed by Tenant for the conduct of its business in the Building. All building service equipment installed by Tenant in the Demised Premises shall be new or otherwise of good quality and at Tenant's election, may be removed by Tenant provided that such equipment is not an integral part of the structure of the Building and upon removal Tenant restores the Building to its condition as of the Commencement Date. All trade fixtures installed in the Demise Premises by Tenant shall remain the property of Tenant. Tenant may upgrade the electrical service to the Demised Premises at Tenant's sole cost and expense from time to time provided that Tenant shall be responsible for any increase in electric bills resulting therefrom.

     6.2. Tenant's Expansion Rights. During the term hereof, provided that the Tenant is not then in default of any of the terms, covenants and conditions of this Lease, continuing beyond any applicable grace or cure periods the Landlord will, upon the written request of Tenant ("Tenant's Addition Notice"), construct an addition (the "Addition") of approximately 18,000 square feet to the Building, subject to the limitations and requirements of the zoning by-laws of the Town of Westborough (the "Zoning By-law") then in effect, at Landlord's cost and expense. In the event that the Zoning By-law in effect at the time of Tenant's Addition Notice requires the installation of fewer or greater than four (4) parking spaces per 1,000 square feet of building area (the "Current Requirements") the Landlord agrees to use diligent efforts to obtain from the applicable agencies and boards of the Town of Westborough permission to install, in connection with the construction of the Addition, that number of parking spaces which equals the lesser of (i) the number required by the Current Requirements or (ii) the number of parking spaces reasonably required for Tenant's then foreseeable needs. The design and construction of the Addition shall be substantially similar to the layout and standards of the existing Building (the "Building Standard"), unless otherwise requested by the Tenant provided that any additional construction cost incurred by Landlord over the cost of construction based on Building Standard shall be paid by Tenant. In no event shall the Tenant be entitled to require the Landlord to construct the Addition unless, as of the date upon which the Addition may reasonably be expected to be substantially complete, the remaining unexpired balance of the Term of this Lease is at least ten (10) years. In no event shall the provisions of this Section be deemed to extend the term of this Lease.

     The Landlord shall cause to be prepared by a first class and reputable architect (such architect or any successor thereto of equal qualification is hereinafter referred to as "Landlord's Architect") complete working drawings and specifications (the "Building Plans") which will govern the performance of Landlord's construction of the Addition, in consultation with the Tenant, within ninety (90) days of receipt of Tenant's Addition Notice. The Building Plans and the completed Addition shall conform to all applicable governmental laws and requirements, including, the Zoning By-law, and shall be in compliance with all applicable building codes and land-use, conservation, and other laws.

     When completed, the Building Plans shall be submitted to Tenant for its approval, and, within thirty (30) days after receipt of the Building Plans, Tenant shall give Landlord written notice of such approval or disapproval based upon its particular needs for the additional space (provided that any additional construction cost incurred by Landlord over the cost of construction based on Building Standard shall be paid by Tenant) or any other reasonable objections (to be specified in reasonable detail). Tenant's failure to approve or disapprove within that period of time shall constitute approval. If Tenant disapproves, Landlord shall revise the Building Plans and shall resubmit them to Tenant, Tenant agreeing to approve or disapprove in the case of any such resubmission in the same manner and within ten (10) days.

     Landlord shall commence the construction of the Addition within sixty (60) days of the approval of the Tenant of the Building Plans and shall diligently prosecute the same in accordance with the Building Plans and all applicable laws ("Landlord's Work") and shall prevent the imposition of any liens or attachments. During the course of construction of the Addition, Tenant shall have the right to enter the premises being constructed to install Tenant's fixtures and equipment and for purposes incidental thereto. Such entry shall not unreasonably interfere with Landlord's construction work.

     Landlord's Work shall be undertaken in a manner which will minimize interference with Tenant's business in the Demised Premises and in a manner which will minimize interference with access to the Demised Premises and travel through the Parking Area. Tenant shall cooperate with Landlord in facilitating construction of the Addition.

     Upon substantial completion of the Addition, all terms and conditions of this Lease shall be deemed to apply to the Addition as fully as if such Addition had originally been a part of the Demised Premises, except as may otherwise herein be set forth. Basic Annual Rent and Additional Rent shall be payable with respect to the Addition at the same rate from time to time applicable to the remainder of the Demised Premises. The rental area of the Addition shall be measured by Landlord's Architect. The Commencement Date for payment of Rent with respect to the Addition shall be the earlier of (a) the date on which Tenant undertakes the use of the Addition for the purposes set forth in Article I or
(b) the date on which the Addition is ready for Tenant's occupancy in accordance with the following provisions.

     Landlord's Work shall be deemed substantially completed when Landlord's Architect certifies to Tenant that all the Landlord's portion of the work on the Addition, which is a condition precedent to obtaining a certificate of use and occupancy under applicable building codes, has been completed except for non-material so-called "punch list items", reasonably acceptable to the Tenant, and except for items of work and mechanical adjustment of equipment and fixtures which, because of the season or weather or the nature of the item, are not practicable to do so at such time, provided that none of such items is necessary to make the Addition tenantable for the Permitted Use hereunder. Landlord covenants to use diligent efforts to complete such punchlist items within thirty
(30) days of substantial completion. Notwithstanding the foregoing, if substantial completion of Landlord's Work is delayed solely by reason of a Tenant Delay (as hereinafter defined) then for purposes of the commencement of rent payments Landlord's Work shall conclusively be deemed to have been substantially completed as of the date the Addition would have been completed but for Tenant's Delay. Any additional cost to Landlord in connection with the completion of Landlord's Work in accordance with this Section 6.2 shall be promptly paid by Tenant to Landlord if such additional cost is in whole or in part the result of a Tenant Delay. For purposes of the next preceding sentence, the expression "additional cost to Landlord" shall mean cost over and above the cost to Landlord of performing Landlord's Work in accordance with this Section
6.2 had there been no such Tenant Delay. A "Tenant Delay" shall mean a material delay caused by or resulting from any one or more of the following, which were not caused either in whole or in part by the Landlord or any agent of the Landlord; (i) delays caused by discretionary changes, alternations or additions required or made by Tenant to the Building Plans, (ii) delays in work which must be performed by Tenant prior to any of Landlord's Work, (iii) delays caused by Tenant's interference with Landlord's Work or delays caused by change orders to Landlord's Work (including, without limitation, delays related to the processing and review of such change orders and delays in construction caused by the interjection of the change order item or in the actual construction related to that item) so long as such change order was discretionary by the Tenant, (iv) delays caused by Tenant or its contractors or other entities furnishing communications, data processing, or other service or equipment for Tenant's particular use. By occupying the Addition, Tenant shall be deemed to accept the same and acknowledge full completion of Landlord's Work except for completion of any punchlist items remaining uncompleted.

     In the event that (i) the Landlord fails to prepare the Building Plans within the time period specified above or (ii) the Landlord fails to commence construction of the Addition and diligently prosecute the same to completion, within the time period set forth above the Tenant, if it has given the notices required under applicable provisions of this lease to the Landlord and any mortgagee and if such breach has not been cured at the expiration of any applicable grace or cure periods, may, all on behalf of and at the expense of the Landlord, do all necessary work and make all necessary payments to construct the Addition in accordance with the provisions of this Section. Landlord shall, on demand, pay Tenant forthwith the amounts so due to, or paid by Tenant, together with all interest thereon at the default rate specified herein, and if any such payment is not made within thirty (30) days following written demand, Tenant may, to the extent necessary, deduct the same from any and all rental payments thereafter due to Landlord with respect to the Addition provided the Tenant shall not have the right to deduct from any monthly installment of rent a sum which will reduce the balance of Basic Annual Rent and Additional Rent, if any, being paid with respect to the Addition below an amount equal to 1/12th of the annual real estate taxes and operating expenses allocable to the Addition, as may reasonably estimated by such mortgagee. It is agreed that any sums which Tenant might otherwise have the right to offset hereunder except for the foregoing limitations shall be subject to Tenant's offset rights for succeeding rent installments with respect to rent installments allocable to the Addition on a cumulative basis until recovered. If the Tenant elects to use the self-help provisions of this Section 6.2, the Landlord shall no longer be deemed in default with respect to matters cured by Tenant and Tenant's exclusive remedy thereafter shall be the right to offset its expenses incurred against rent payment allocable to the Addition, as specified above.

     Section 6.3. Landlord's Reservations. Landlord reserves the right at any time and from time to time, without unreasonable interference with Tenant's use and upon reasonable advance notice if during business hours: (a) to install, use, maintain, repair, replace and relocate for service to the Demised Premises and/or other parts of the Building or the Lot, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Demised Premises as reasonably necessary or desirable, or (b) to enter onto the Demised Premises for the purpose of carrying out its repair obligations hereunder. In no event shall any action taken by Landlord pursuant to this Section 6.2 constitute an actual or constructive eviction or cause Landlord to be liable to Tenant or in any way reduce Tenant's obligations under this Lease except as may result pursuant to applicable law. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable above ceiling surfaces, below floor surfaces or within perimeter walls of the Demised Premises.

                                  ARTICLE VII
                                  PARKING AREA

     7.1. Parking Area. Tenant and Tenant's employees, agents, invitees and other guests may use the 375 parking spaces in the area shown on Exhibit B marked "Parking Area" for parking by its employees and invitees in common with Landlord and its employees and contractors. Tenant agrees to comply with all reasonable rules and regulations enacted by Landlord from time to time with respect to such parking, including without limitation, rules and regulations concerning guest parking. Landlord shall have no obligation to police the Parking Area or to insure the safety of automobiles of Tenant, its employees or invitees. The Parking Areas may be relocated and modified from time to time by Landlord if Landlord is required to do so by governmental agencies having jurisdiction thereof provided that the number of parking spaces shall not be reduced below the lesser of (i) the number required by the Current Requirements or (ii) Tenant's then foreseeable requirements.


                                  ARTICLE VIII
                            SERVICES AND MAINTENANCE

     8.1. Landlord's Services. Subject to the provisions of Article V, Landlord shall furnish water and sewage disposal facilities and such heat and air conditioning during "Business Hours" (for purposes of this Lease, Business Hours shall be deemed to mean the hours of 8:00 A.M. to 7:00 P.M. Monday through Friday and 7:00 A.M. to 12:00 P.M. on Saturday) provided that the Landlord shall furnish air-conditioning to Tenant's computer room twenty-four (24) hours a day and electrical services to the Demised Premises as are reasonably necessary to satisfy Tenant's requirements and shall supply daily cleaning and janitorial service for the Demised Premises in accordance with standards attached hereto as Exhibit H and maintain landscaping and perform ice and snow removal of all sidewalks, walkways, accessways and the Parking Area. Landlord shall also maintain the Parking Area and shall keep it adequately lighted and reasonably free of snow and ice during Business Hours. Landlord will, upon reasonable advance written notice from Tenant of its requirements, furnish additional heat or air conditioning service to the Demised Premises on days and at times other than during Business Hours. Tenant shall be solely responsible to apply, arrange and pay for all telephone and other communications services provided that Landlord shall arrange for adequate connections to telephone lines to be available at the Building. Landlord shall not be responsible if the normal operation of the Building HVAC system shall fail to provide conditioned air at reasonable temperatures, pressures or degrees of humidity or at reasonable volumes in any portion of the Demised Premises (a) which shall have an electrical load in excess of three (3) watts per square foot for all purposes (including lighting and power) or which shall have a human occupancy factor in excess of one (1) person per two hundred (200) square feet (the average electrical load and human occupancy factors for which the building HVAC system has been designed) or (b) because of any rearrangement or partitioning or other alterations made or performed by or on behalf of Tenant or any person claiming through or under Tenant without Landlord's approval. Whenever said HVAC system is in operation, Tenant agrees to cause all windows of the Demised Premises to be kept closed and to use its best efforts to cause any blinds, shades or curtains in the Demised Premises to be kept closed if necessary because of the position of the sun and to participate in any energy conservation program as many reasonably be required by Landlord and reasonably acceptable to the Tenant, without causing any cost to be paid by the Tenant. Tenant agrees to cause all the windows of the Demised Premises to be closed whenever the Demised Premises are not occupied. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC system.

     8.2. Intentionally Omitted.

     8.3. Landlord's Repair Obligations. Within a reasonable period of time after Landlord or any of its agents becomes aware of the necessity therefor, Landlord shall make necessary repairs to maintain all of the Demised Premises (including, without limitation, all HVAC and other mechanical systems) and the Parking Area, in good clean order and repair and in the same condition as on the Commencement Date, excepting normal wear and tear, provided however that the Building shall at all times be reasonably maintained in a commercially tenantable condition (all subject to Article X). In the event that any such repairs are required solely as a result of the act, neglect or default of Tenant, its agents, employees, licensees or contractors, Tenant shall promptly notify Landlord thereof in writing, and Landlord shall make such repairs within a reasonable period of time following receipt of Tenant's written notice and Tenant shall reimburse Landlord therefor in full on demand.

     8.4. Interruptions and Delays in Services and Repairs.
(a) Landlord shall not liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Demised Premises for any of the purposes and in the manner in this Lease authorized, or for repairing the Demised Premises or any portion of the Building however the necessity may occur provided the Landlord has used diligent efforts to avoid such inconvenience or annoyance or loss of business. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord's part, by reason of any of the causes set forth in Section 12.7 hereof, Landlord shall not be liable to Tenant therefore nor, except as expressly otherwise provided in Article X or
Section 12.2 hereof, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises, except in each case as may be provided to the contrary by applicable law.

(b) Cessation of Services. Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will to the extent practicable, effect such stoppage outside of Business Hours and will give
Tenant reasonable advance notice of any contemplated stoppage and will use diligent efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

     8.5. Conformity with the Law. Tenant covenants throughout the Term, at Tenant's sole cost and expense, promptly to comply with, and cause the Demised Premises to be maintained in conformity with, and not in violation of, all laws and ordinances and the orders, rules, regulations and requirements of the federal, state and city governments and appropriate departments, commissions, boards, bureaus, agencies and offices thereof, and the orders, rules, regulations and requirements of the water, sewer, electrical or other inspection departments of the municipality in which the Demised Premises are located, or the Board of Fire Underwriters (or any other body now or hereafter constituted exercising similar functions) and any rules and regulations of the Landlord governing discharge into or otherwise related to operation and control of Landlord's private septic system, all of the foregoing only which relate to the Tenant's particular use of the Demised Premises. Tenant shall observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with reference to the Demised Premises. Notwithstanding the foregoing, however, Tenant shall not be deemed to be in violation of its obligations under this Section 8.5 if Landlord has not complied with, or if Tenant's failure to comply is caused by Landlord's failure to comply with, Landlord's obligations pursuant to Section 9.1(b) or other applicable provisions hereof.

                                   ARTICLE IX
                         TENANT'S ADDITIONAL COVENANTS

     9.1 Affirmative Covenants. Tenant covenants at its expense at all times during the Term and such further time as Tenant (or anyone holding under Tenant) occupies the Demised Premises or any part thereof:

         (a) Use. To use the Demised Premises, to the extent permitted by applicable law, solely for the Permitted Use and for no other use or purpose.

         (b) Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's particular business but not intending to include any permits or licenses applicable to the Demised Premises generally or for the Permitted Use generally, (provided that the obtaining of any permits or licenses required in connection with Tenant's Work shall be Tenant's responsibility), which shall be the Landlord's obligation and if the failure to secure such license or permit would in any way affect Landlord, the Demised Premises, the Building, Landlord's Property, or Tenant's ability to perform any of its obligations under this Lease, Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant's expense, shall at all times comply with the terms and conditions of each such license or permit. Tenant shall furnish all data and information to governmental authorities and Landlord, as requested, in accordance with legal, regulatory licensing or other similar requirements as they relate to Tenant's use or occupancy of the Demised Premises or the Building.

         (c) Rules and Regulations. To conform to all reasonable uniform rules and regulations which Landlord from time to time may make in the management and use of Landlord's Property including those in Exhibit G.

         (d) Compliance with Law. Without limiting the generality of Section 8.5, to make all repairs, alterations, additions or replacements to the Demised Premises required by any law or ordinance or any order or regulation of any public authority because of Tenant's particular use of the Demised Premises; to keep the Demised Premises equipped with all safety appliances necessary for Tenant's use of its equipment; to procure any licenses and permits required for any such particular use; to pay all taxes assessed against the leasehold interest hereunder or personal property of any kind owned by or placed in the Demised Premises; to comply with the orders and regulations of all governmental authorities; and to comply with all requirements of the New England Fire Insurance Rating Association or similar body or Landlord's insurer.

         (e) Payment for Tenant's Work. To pay promptly when due the entire cost of any work to the Demised Premises undertaken by Tenant and to bond against or discharge any liens for labor or materials within the (10) days after written request by Landlord; to procure all necessary permits before undertaking such work; and to do all such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements.

         (f) Indemnity and Insurance. To defend with counsel approved by Landlord, save harmless and indemnify Landlord from and against all bodily and personal injury, loss, claims and damage to or of any person or property while on the Demised Premises (unless arising from any omission, fault or negligence of Landlord) or in connection with the conduct of business thereon and from and against all bodily and personal injury, loss, claims and damage to or of any person or property anywhere occasioned by any omission, fault, neglect or other misconduct of Tenant, its agents, employees, licenses or contractors; to maintain (i) comprehensive general liability insurance covering bodily and personal injury and property damage, with so-called broad form endorsement; having a combined single limit of not less than Three Million and 00/100 Dollars ($3,000,000.00) (such insurance shall include XCU coverage, where required, "contractual liability" and "completed operations" endorsements and coverage for independent contractors); (ii) Workers' Compensation Insurance or insurance required by similar employee benefit acts as well as employer's liability insurance having a minimum per occurrence limit of Five Hundred Thousand Dollars ($500,000.00) against all claims which may be brought for personal injury or death of Tenant's employees; (iii) fire insurance with extended coverage endorsements (including vandalism and malicious mischief) on all of Tenant's equipment, fixtures and other property; and (iv) automobile liability insurance on all of Tenant's (and its contractors) owned, unowned and hired automobiles with limits of not less than $1,000,000.00 combined single limit for bodily and personal injury and/or property liability. All policies of insurance required to be maintained by the Tenant hereunder shall insure Tenant and name the Landlord as an additional insured or as its interest may appear, as is appropriate and shall be written with insurance companies, reasonably acceptable to Landlord and duly licensed and authorized to do business in the Commonwealth of Massachusetts and with a Best Rating of not less than "A". All such policies shall contain an agreement by the insurer that the policy shall not be materially changed, cancelled or terminated without at least thirty (30) days prior written notice to Landlord. Promptly upon the commencement of the Term, Tenant shall deposit with Landlord certificates of such insurance and certificates of any renewal or replacement policy shall be deposited with Landlord not later than ten (10) days prior to the expiration of the policy being renewed or replaced.

     (g) Landlord's Right to Enter. To permit Landlord and its agents to examine the Demised Premises at reasonable times and to show the Demised Premises to prospective purchasers, lenders and tenants after reasonable advance telephonic notice; and to permit Landlord to place "for sale" and (within six (6) months prior to the expiration of the Term) "for lease" signs about the Demised Premises in such locations so as not to substantially interfere with the Permitted Use.

     (h) Personal Property at Tenant's Risk. That all of the furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming by, through or under Tenant on the Demised Premises or elsewhere on Landlord's Property shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to any extent prohibited by law.

     (i) Payment of Landlord's Cost of Enforcement. To pay, on demand, Landlord's reasonable expenses, including reasonable attorneys' fees, incurred in curing any default by Tenant under this Lease continuing after the applicable cure period, if any, or, in enforcing any obligation of Tenant under this Lease; to pay Landlord's expenses, including, without limitation, reasonable attorney's fees, incurred in reviewing any document or proposed agreement (specifically excluding this Lease) hereafter submitted by Tenant to Landlord relating to the Demised Premises or relating to this Lease (including, without limitation, any amendment, modification or change in the terms of the Lease and any assignment or sublease), whether or not such document or agreement is finally agreed on; and, if any payment of Basic Annual Rent, Additional Rent or other payment due hereunder is made after the date the same is due, to pay interest ("Default Interest") thereon at the annual rate of three (3) percentage points above the prime commercial lending rate of the First National Bank of Boston, N.A. ("Prime Rate") from the due date thereof.

     (j) Yield-up. At the expiration of the Term or earlier termination of this lease: to remove all trade fixtures, personal property and any items described in Paragraph 6.1(b) above, and, if requested by Landlord, all partitions and improvements made or installed by Tenant; to repair any damage caused by such removal; and to remove all Tenant's signs wherever located and to surrender all keys to the Demised Premises and yield up the Demised Premises (except for such partitions and improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obligated to keep and maintain the Demised Premises by applicable provisions of this lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Demised Premises.

     9.2 Negative Covenants. Tenant covenants at all times during the Term and such further time as Tenant (or anyone holding under Tenant) occupies the Demised Premises or any part thereof:

     (a) Assignment, Subletting, Etc. Not to assign, mortgage, pledge, encumber or otherwise transfer this lease or sublease the Demised Premises or any part thereof (either voluntarily or by operations of law) or permit the occupancy of the Demised Premises or any part thereof by anyone other than Tenant without first notifying Landlord of all of the terms thereof in writing and obtaining Landlord's prior written consent which shall not be unreasonably withheld or delayed. Tenant shall reimburse Landlord promptly, as Additional Rent, for reasonable legal and other expense incurred by Landlord in connection with any request by Tenant for any consent required under the provisions of this Article.

     Notwithstanding the foregoing, Landlord's consent shall not be required for an assignment of this lease (1) to a corporation into which the named Tenant hereunder, VMark, is merged or consolidated, provided the successor entity shall have a net worth equal to or greater than said named Tenant's net worth as of the execution of this lease; (2) to a corporation or other entity which is controlled by, controls, or is under common control with VMark, or (3) in the context of a sale of all or substantially all of the assets of VMark; provided that (a) Tenant provides Landlord with prior written notice thereof, (b) the Demised Premises shall continue to be used for first class office purposes, and (c) in the case of (1) and (2) above, such merger, consolidation or sale is bona fide and not simply an attempt to transfer this lease without Landlord's consent. No assignment, sublease or other transfer shall in any way impair the continuing primary liability of Tenant hereunder. The acceptance by Landlord of any payment due hereunder by anyone other than Tenant or any reference in this lease to any subtenant or concessionaire shall not be construed as consent by Landlord to any assignment or subletting by Tenant nor grant to Tenant the right to permit anyone to occupy any portion of the Demised Premises except as otherwise expressly provided in this lease. In the event Landlord consents to any assignment of this lease or a subletting of all or any part of the Demised Premises, Tenant shall pay over to Landlord, and the same shall be considered additional rent, one-half (1/2) of the amount by which the rent and other amounts payable to Tenant under the assignment or sublease (whether or not designated as rent) exceed Tenant's obligations to pay rent and other charges to Landlord under this lease (computed on a pro-rata basis with respect to a sublease of less than all of the Demised Premises). Such additional rent payments shall be paid to Landlord in a lump sum if received by Tenant in a lump sum or, if not, at the same time as Tenant is required to make its monthly payment of Basic Annual Rent.

     (b) Overloading, Nuisance, Etc. Not to injure, overload, deface or otherwise harm the Demised Premises; nor commit any nuisance; nor burn any trash or refuse within the Landlord's Property; nor (subject to Section 9.1(b) hereof) make any use of the Demised Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the cost of any of Landlord's insurance (Tenant to pay the cost of any such increased insurance premium); not to install, use or permit the installation or use, about the Demised

Premises of any fixture, equipment, machinery, apparatus or system using electric current in excess of the service presently available except if Tenant elects to upgrade the electrical service in accordance with the terms of Paragraph 6.1(b) hereof, nor permit the infestation of pests, rodents or vermin; nor conduct any auction, fire, "going-out-of-business" or bankruptcy sales; nor do any act tending to injure the reputation of the Building; nor use any advertising medium that may constitute a nuisance, such as loud-speakers, sound amplifiers, phonographs or radio or television broadcasts in a manner to be heard outside the Building; nor sell or display merchandise on, or store or dispose of trash or refuse on, or solicit in or otherwise obstruct the driveways, walks, parking areas and other Areas on Landlord's Property; nor permit the emission of any unreasonable noise or odor; nor make, allow or suffer any waste; and Tenant shall give to Landlord prompt notice of any fire or accident in the Demised Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, heating and air conditioning or other systems located in, or passing through, the Demised Premises.

     (c) Hazardous Materials or Oil. Not to dump, flush, or in any way introduce any hazardous material or oil into the septic, sewage or other waste disposal system serving the Demised Premises, nor generate, store, use or dispose of hazardous material or oil in or on the Demised Premises, or dispose of hazardous material or oil from the Demised Premises to any other location, or commit or suffer to be committed in or on the Demised Premises any act which would require the filing of official notice pursuant to applicable law, and Tenant hereby agrees to hold Landlord harmless from and against all loss, liability, damage and expense, including attorneys' fees, suffered or incurred by Landlord on account of any release of any hazardous materials or oils, as defined above, at, upon, under, or within the Demised Premises resulting from the operations of Tenant or any subtenant or other occupant claiming through the Tenant of the Demised Premises during the Term of the Lease, including, but not limited to (i) the imposition by any governmental authority of any lien or so-called "super priority lien" upon Landlord's Property, (ii) clean up costs, (iii) liability for personal injury or property damage or damage to the environment, and (iv) fines, penalties, and punitive damages. "Hazardous material and oil", as used in this Section, shall have the same meanings as defined and used in Massachusetts General Laws, Chapter 21E, as the same may be amended from time to time, and shall also include hazardous waste as regulated by

Massachusetts General Laws, Chapter 21C, radioactive materials, and the like.

     (d) Installations, Alterations or Additions. Other than Tenant's Work, not to make any installations, alterations or additions on or to the Demised Premises (except only the installation of fixtures and movable partitions in the Building necessary for the conduct of its business) in excess of $25,000.00 in any one instance, nor permit the making of any holes through the walls, partitions, ceilings or floors, nor permit the painting or placing of any exterior signs, placards or other advertising media, awnings, aerials, antennas or flagpoles, or the like, without on each occasion obtaining the prior written consent of Landlord which shall not be unreasonably withheld or delayed, and then only pursuant to the requirements applicable to Tenant's Work as set forth in Section 6.1(b). Any of Tenant's signs must comply with applicable provisions of the Town of the Westborough sign By-law, if any, and the size, location and content of such signs shall be subject to Landlord's prior written approval which shall not be unreasonably withheld or delayed. Tenant agrees that, at Landlord's election, all installations, alterations and additions shall be deemed to be part of the real estate subject to the applicable provisions of Paragraph 6.1(b) hereof.

                                   ARTICLE X
                    CASUALTY AND TAKING; CASUALTY INSURANCE

     10.1. Casualty and Taking. If the remaining unexpired balance of the Term of this lease is five (5) years or less and a substantial portion of the Building is damaged by fire or other casualty or the elements or if a substantial portion of the Demised Premises is taken by eminent domain, Landlord may elect to terminate this Lease by written notice to Tenant within thirty (30) days thereafter. If a taking of any portion of the Demised Premises
(i) renders the Building substantially unsuitable for the Permitted Uses or
(ii) deprives the Building of the means of access thereto within the perimeter of the Lot or (iii) reduces the parking available to the Tenant below the greater of (i) the minimum number of spaces required by the then applicable provisions of the Westborough Zoning By-law or (ii) the number of parking spaces reasonably required for Tenant's then foreseeable needs, then either the Tenant or the Landlord may elect to terminate this Lease by written notice given to the other party within thirty (30) days thereafter. If neither party (having the right to do so) elects to terminate as set forth above, Landlord shall, with reasonable diligence and at Landlord's expense restore the Demised Premises to substantially the same condition as existed prior to such casualty or taking, to the extent reasonably practicable. The Basic Annual Rent shall during such period of restoration be proportionately abated and shall be permanently abated in the event of any taking. Tenant shall have the right to terminate this Lease if Landlord fails to commence to restore the structural portion of the Demised Premises within one hundred twenty (120) days following such fire, casualty or taking, and thereafter prosecute the same to completion with due diligence, such termination right to be exercised by written notice to Landlord within thirty (30) days after such right accrues. In the event of the giving by either party hereunder of a notice of termination under this Section 10.1, this lease and all rights and obligations not then accrued shall terminate as of the tenth (10th) day following such notice. Tenant shall, at its own expense, repair or replace such of its fixtures, furniture, improvements and equipment as may be required as a result of such damage or taking. (As used herein "substantial portion" means in excess of twenty-five percent (25%) thereof.)

     10.2. Landlord Reserves Award. Landlord reserves and excepts all rights to awards for damages to the Demised Premises and the leasehold hereby created, or hereafter accruing by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority. In order to confirm the same, Tenant grants to Landlord all of Tenant's rights to such awards and shall execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant reserves the right to any separate award, if any, payable directly to Tenant for Tenant's moving expenses and for damages to Tenant's property which Tenant may remove at the termination of this Lease pursuant to the applicable provisions hereof, including Paragraph 6.1(b), provided the same does not diminish Landlord's award.

     10.3(a). Insurance. Landlord shall maintain, with respect to the Landlord's Property, insurance providing for the payment of replacement costs due to damage by fire and other risks customarily comprehended by the term "extended coverage" endorsements to fire insurance policies (including vandalism and malicious mischief) in an amount equal to one hundred percent (100%) of replacement of the improvements of the Landlord's Property above footings and foundations. Such insurance shall include "special coverage" or "all risk" endorsements including flood and earthquake coverage, so-called Demolition Costs, Increased Cost of Construction, and Contingent Liability from the Operation of Building Laws Coverages and sprinkler leakage coverage where applicable. Such insurance may also include insurance against loss of rentals on account of the hazards described above in an amount equal to Basic Annual Rent and additional rent for one (1) full year. Landlord may maintain other or increased insurance as Landlord may from time to time deem necessary or as may be requested by Landlord's mortgagee. All proceeds from rental insurance, to the extent received by Landlord, shall be applied to Tenant's obligation for the payment of the foregoing amounts with respect to which such rental insurance has been maintained. Tenant shall not violate or permit to be violated any of the conditions or provisions of any such policy, and Tenant shall perform and satisfy the requirements of the companies writing such policies so that at all times companies duly licensed and authorized to do business in the Commonwealth of Massachusetts and satisfactory to Landlord shall be willing to write and/or continue such insurance.

     (b) Cooperation in Event of Loss. Landlord and Tenant shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and each party shall execute and deliver to the other such proofs of loss and other instruments which may be required for the purpose of obtaining the recovery of any such insurance monies. All policies shall be payable to Landlord and shall be written to cover, in addition, the interest of any mortgagee if required by such mortgagee, and shall be subject to the rights of the mortgagee.

                                   ARTICLE XI
                                    DEFAULTS

     11.1. Events of Default. In the event that (a) Tenant shall fail to pay any installment of Basic Annual Rent, Additional Rent, or other sum herein specified within ten (10) days of the due date thereof; or (b) Tenant shall default in the observance or performance of any other of Tenant's covenants, agreements or obligations hereunder and such default shall not be corrected within thirty (30) days after the occurrence thereof (provided that if correction of any such matter reasonably requires longer than thirty (30) days then, so long as Tenant is diligently proceeding to cure such default, Tenant shall be allowed such longer period, but only if such delay does not cause any risk of injury of damage to persons or property); or (c) if Tenant sublets or assigns this Lease in violation of the provisions hereof; or (d) a receiver, trustee, assignee or any other or similar officer or person shall be appointed to take charge of all or any part of the property of Tenant or the property of any guarantor hereunder; or (e) any assignment shall be made by Tenant or such guarantor for the benefit of Tenant's or such guarantor's creditors; or (f) Tenant's leasehold interest shall be taken on execution or other process of law; or (g) a petition is filed by Tenant or such guarantor for an order for relief or for reorganization under any provision of the Bankruptcy Code as then in force and effect; or (h) an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such events, Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Demised Premises or any part thereof (thereby repossessing the entire Demised Premises) or mail a notice of termination addressed to Tenant at the Demised Premises, and thereby repossess the same as Landlord's former estate. Upon such entry or mailing, as the case may be, the Term shall terminate, all executory rights of Tenant and all obligations of Landlord under this Lease shall immediately cease and Landlord may expel Tenant and all persons claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any other remedies available for arrears of rent or other breach. Landlord, without notice to Tenant, may store Tenant's effects and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay over the balance, if any, to Tenant. (If there is more than one individual or entity named as Tenant, the word "Tenant" as used in this Section shall mean any of such individuals or entities.) Tenant waives any statutory and equitable rights in the nature of further redemption and Tenant hereby waives any right to any statutory notice to quit and/or statutory right to cure and Tenant agrees that this Lease shall terminate and Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord and Tenant hereby agree that, at Landlord's sole option, a notice by Landlord of an alleged default hereunder shall constitute a statutory notice to quit and that, if Landlord exercises such option, any grace periods provided for him shall run concurrently with any statutory notice and grace periods. Landlord and Tenant waive trial by jury in any action to which they are parties.

     11.2. Current Damages. No termination or repossession provided for in Section 11.1 shall relieve Tenant (or any guarantor of Tenant's obligations hereunder) of their liabilities and obligations hereunder or under any separate instrument of guarantee, all of which shall survive such termination or repossession. In the event that this lease is terminated under any of the provisions contained in Section 11.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, in advance, on the first day of each month (and pro rata for the fraction of any month) for what would have been the entire balance of the Term, one-twelfth of the annual rental (defined below) for the Demised Premises, less the proceeds (if any) of any reletting of the Demised Premises which remain after deducting Landlord's reasonable expenses in connection with such reletting. Such expenses shall include, without limitation, removal, storage and remodelling costs, the cost of painting, repairing and refurbishing the Demised Premises, and attorneys' and brokers' fees. The annual rental for the Demised Premises shall be the total of (i) the applicable Basic Annual Rent, (ii) any Additional Rent payable pursuant to Paragraph 5.1 hereof, (iii) the cost of heating the Demised Premises to prevent the freezing of pipes, while the premises remain vacant,
(iv) any increase in the premiums payable by Landlord for any insurance coverage maintained with respect to the Demised Premises, while the Demised Premises remain vacant, if the increases are attributable to the vacancy of the Demised Premises, and (v) the cost of any repairs to the Demised Premises which become necessary during the vacancy of the Demised Premises and which would have been required of Tenant under this lease if this lease had not been terminated. In the event that this lease is terminated under any of the provisions contained in
Section 11.1 or shall otherwise be terminated for breach of any obligation of Tenant, or if the Demised Premises are repossessed by the Landlord, Landlord agrees to use such efforts as Landlord shall deem commercially necessary, in the exercise of its reasonable discretion, to relet the Demised Premises.

     11.3. Reimbursement for Landlord's Expenses. In the case of termination or repossession in accordance with Section 11.1 or if this Lease shall otherwise be terminated for breach of any obligation of Tenant, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all reasonable costs incurred in collecting amounts due from Tenant under this Lease (including attorneys' fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof

(including advertisements, brokerage commissions, Tenant's allowances, costs of preparing the space and the like); and all Landlord's other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after termination.

     11.4. Final Damages. At any time after any such termination or repossession, whether or not Landlord has collected any current damages, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as liquidated final damages in lieu of all accrued, unpaid current damages and all current damages accruing beyond the date of the demand (or, if earlier, the date to which Tenant shall have paid current damages) a sum equal to the amount by which the annual rental (as defined in Section 11.2 above) payable from the date of such demand for what would have been the balance of the Term shall exceed the fair net rental value of the Demised Premises for the same period, determined as at the beginning of that period.


     11.5. Remedies Cumulative. Any and all rights and remedies which either party may have under this lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other or exclusive of any remedies or means of redress which either party may at any time be lawfully entitled and either party may invoke and remedy (including the remedy of specific performance) allowed at law in equity as if specific remedies were not herein provided for, and any two or more or all such rights and remedies may be exercised at the same time insofar as permitted by law. All money payments due from Tenant hereunder and not deemed to be Basic Annual Rent shall be deemed to be additional rent for all purposes of this lease including without limitation this Article XI, and Landlord's right with respect to nonpayment of additional rent shall be the same as with respect to nonpayment of Basic Annual Rent. Tenant shall remain liable for its share of all expenses hereunder relating to the last calendar or fiscal year or part thereof notwithstanding that the Term has expired and Tenant has vacated the Demised Premises prior to the determination of the amount so payable. Nothing contained in this lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in any provision of this lease.


     11.6. Landlord's Right to Cure Defaults. Provided that any grace or cure period specified in Paragraph 11.1 hereof has expired, following ten (10) days prior written notice to Tenant, Landlord shall have the right, but not the obligation, to cure any default by Tenant under this lease; and whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord on demand together with Default Interest; provided however that no notice to Tenant shall be required in cases of emergency or to protect the real estate or Landlord's interest therein or prevent injury to persons or property.


     11.7. Effect of Waivers of Default. No consent or waiver, express or implied, by Landlord to or of any breach of any covenant, condition or duty of Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.


     11.8 Waiver of Redemption. Tenant hereby waives and surrenders all rights and privileges which it might have under or by reason of any present or future law to redeem the Demised Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law, under the terms of this Lease or after termination of this Lease as herein provided.


                                  ARTICLE XII
                             MISCELLANEOUS PROVISIONS

     12.1 Notices. Any notice from Landlord to Tenant or from Tenant to Landlord shall be deemed duly served if given by hand, telecopy, overnight delivery service for which a receipt for delivery is rendered or mailed by registered or certified mail, return receipt requested, addressed, if to Tenant, at the Demised Premises (provided that until the Commencement Date, notices to the Tenant shall be sent to the Tenant's Original Address) or such other address as Tenant shall have last designated by notice in writing to Landlord with a copy to Richard Hoehn, Esquire, Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and, if to Landlord, 50 Washington Street Associates, 55 New York Avenue, Framingham, Massachusetts 01701 or to such other address as Landlord shall have last designated by notice in writing to Tenant. Notwithstanding the foregoing, notice to Tenant of default shall be deemed duly served if mailed as aforesaid or if served by a Constable or Deputy Sheriff in the same manner in which service of process is made. Until further notice to Tenant, rent payments hereunder shall be made at the above address for notices to Landlord. No claim by Tenant of any default by Landlord hereunder shall be valid unless Tenant shall, simultaneously with notice to Landlord thereof, send a copy of such notice to Landlord's mortgagee and afford such mortgagee a reasonable opportunity to cure such alleged default (provided that Landlord shall have furnished Tenant with the name and address of Landlord's mortgagee), and Landlord shall never be deemed to be in default under this Lease unless Landlord fails (a) to cure such default as soon as reasonably practicable following written notice from Tenant in the event of emergency, or (b) in all other events, to cure the same within thirty (30) days after written notice from Tenant, or if the same cannot be cured within such thirty (30) day period, to commence to cure such claimed failure of performance within thirty (30) days after written notice from Tenant and thereafter diligently proceed to cure the same. Such notice from Tenant shall in each case set forth the claimed failure of performance.

     12.2. Tenant's Self Help Rights. Notwithstanding any other provision of this lease to the contrary, in the event Landlord shall breach or fail to perform any covenant or obligation specified in this lease with regard to the physical condition of the Demised Premises (including Landlord's obligation to maintain the HVAC and other mechanical systems and to provide various utility services hereunder and Landlord's obligation to comply with laws if failure to so comply will have a material adverse effect on Tenant's ability to conduct its business at the Demised Premises), then Tenant, if it has given the notices required under the applicable provisions of this lease to the Landlord and any mortgagee and if such breach has not been cured after the expiration of any applicable grace or cure periods, may (provided that emergency repairs which are Landlord's responsibility under this lease, and which are necessary in Tenant's reasonable judgment to protect the Demised Premises or contents thereof and/or to keep the Demised Premises in a safe and orderly condition, may be made without any notice to Landlord or mortgagees), all on behalf of and at the expense of the Landlord, do all necessary work to cure the same and make all necessary payments in connection therewith. Tenant may also, on behalf of and at the expense of Landlord, pay (i) real estate taxes to the Town of Westborough or Southborough in an amount necessary to obtain the dismissal of any pending tax title foreclosure proceeding commenced against the Demised Premises and (ii) any premiums reasonably necessary to prevent any insurance required to be maintained by Landlord pursuant to this lease from lapsing, provided there are less than five (5) days until the date on which such insurance will lapse and neither Landlord nor any mortgagee of the Demised Premises has provided adequate assurances to the Tenant that such insurance has been renewed. Landlord shall, on demand, pay Tenant forthwith the amount so due to, or paid by Tenant, together with all interest thereon at the default rate specified herein, and if any such payment is not made within ten (10) days following written demand, Tenant may, to the extent necessary, deduct the same from any and all rental payments thereafter due to the Landlord and apply the same to the payments of such indebtedness provided that Tenant shall not have the right to deduct from any monthly installment of rent a sum which will reduce the balance of Basic Annual Rent and Additional Rent, if any, being paid below an amount equal to (i) Landlord's next required payment of principal and interest of the first mortgage on the Demised Premises and (ii) one-twelfth of the annual real estate taxes and operating expenses for the Demised Premises, as may reasonably by estimated by such mortgagee. It is agreed that in any twelve (12) month period, Tenant may deduct up to $100,000.00 from rental payments thereafter due to Landlord notwithstanding the foregoing provisions and any sums which Tenant might otherwise have the right to offset except for the foregoing limitation shall be subject to Tenant's offset rights for succeeding rent installments on a cumulative basis until recovered (this sentence shall not apply to the provisions of Section 6.2 hereof). If the Tenant elects to use the self help provisions of this Section 12.2, the Landlord shall no longer be deemed in default with respect to matters cured by Tenant and Tenant's remedy thereafter for such default shall be the right to offset its expenses incurred against Rent payments as specified above provided that Tenant shall not be barred from pursuing other remedies, if any, which it may have in the event that Tenant is unable to continue to so offset.

     12.3. Quiet Enjoyment. Landlord agrees that upon Tenant's paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises during the Term without any manner or hinderance or molestation from Landlord or anyone lawfully claiming under Landlord, subject, however, to the terms of this lease and to any instrument having a prior lien. Without incurring any liability to Tenant, Landlord may permit access to the Demised Premises and open the same whether or not Tenant shall be present upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshall, or court officer entitled to or reasonably reporting to be entitled to such access for the purpose of taking possession of, or removing tenant's property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Demised Premises), or upon demand or any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

     12.4 Brokerage. Landlord and Tenant each represent and warrants to the other that they have not dealt with any broker or real estate agent in connection with this lease other than Landlord or any affiliate, agent or consultant of Landlord. Landlord agrees to pay any fees charged by its affiliates, agents or consultants in connection with this Lease. The Landlord and Tenant each agree to indemnify to hold harmless the other from and against any and all cost, expense or liability for any compensation, commissions and charges, including reasonable attorneys fees, which the other may incur as a result of the inaccuracy of the foregoing representations and warranties.

     12.5  (a) Tenant's Use. Landlord represents and warrants to the Tenant that
(i) the Demised Premises may be used as a matter of right under applicable provisions of the Town of Westborough Zoning By-Law for the Permitted Uses and
(ii) to the best of Landlord's knowledge and belief, there has been no release of hazardous materials or oil at upon, about or under the Demised Premises, as such terms are used and defined in M.G.L. Chapter 21E.

     (b) Landlord's Indemnity. Landlord shall defend and save Tenant harmless and indemnified from and against all bodily and personal injury, loss, claims or damage to any person or property while on or about the Demised Premises (unless occasioned by the act or negligence of Tenant, its employees, agents, clients, customers or contractors or by default in the proper performance of Tenant's obligations under this Lease) occasioned by any act, omission or negligence of Landlord, its employees, agents, licensees or contractors.

     12.6  Bind and Inure: Limitations of Landlord's Liability.
The obligations of this lease shall run with the land, and this lease shall be binding upon and inure to the benefit of parties hereto and their respective heirs, executors, administrators, successors and assigns, (but, with respect to Tenant, subject to applicable prohibition against assignment and subletting) except that only the original Landlord named herein shall be liable for any obligations (if any) accruing before the beginning of the Term. The following provisions shall apply to the original Landlord named herein and each successive owner of the Landlord's Property;
each shall be liable only for obligations accruing during the period of its ownership provided that the Tenant may continue to make deductions from rent payments to the extent it is entitled to do so pursuant to the specific provisions of Sections 6.2 and 12.2 hereof; each shall have the right to transfer the Security Deposit to its grantee or transferee, and upon any such transfer, the transferor shall be deemed released; the obligations of each shall be binding only upon the assets which comprise the Demised Premises but not upon any other assets; none shall ever be personally liable for any claim, obligation or judgment or ever be liable for consequential or exemplary damages.

     12.7. Lease Not To Be Recorded. Tenant agrees that it will not record this lease, but after the Tenant takes occupancy of the Demised Premises, the parties will execute a notice of lease setting forth the names of the parties, the description of the Demised Premises and a statement of the term of this lease in the statutory form.

     12.8. Acts of God. In any case where either party hereto is required to do any act (other than Tenant's obligations to make money payments), delays caused by or resulting from Acts of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, or other causes beyond such party's reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time".

     12.9. Waiver of Subrogation. (a) Tenant hereby releases Landlord, to the extent of the insurance coverage which Tenant is required to carry hereunder (or, if Tenant is not required to maintain insurance, then from casualties covered by fire and Broad Form Property Damage insurance, including vandalism and malicious mischief) from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault of negligence of Landlord or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as Tenant's policies covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of Tenant to recover thereunder. Tenant agrees that its fire and other casualty policies will include such a clause so long as the same is includable without extra cost, or if extra cost is chargeable therefor, so long as Landlord pays such extra cost. If extra cost is chargeable therefor, Tenant will so advise Landlord and of the amount thereof, and Landlord, at its election, may pay the same, but shall not be obligated to do so. Tenant agrees that it shall keep its fixtures, equipment and leasehold improvements insured against loss or damage by fire with the usual extended coverage endorsements.

     (b) Landlord hereby releases Tenant, to the extent of Landlord's insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty by the fault or negligence of Tenant or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as Landlord's policies covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of Landlord to recover thereunder. Landlord agrees that its fire and other casualty insurance policies will include such a clause so long as the same is includable without extra cost, or if extra cost is chargeable therefor, so long as Tenant pays such extra cost. If extra cost is chargeable therefor, Landlord will so advise Tenant and of the amount thereof, and Tenant, at its election, may pay the same, but shall not be obligated to do so.

     12.10. Estoppel Certificate. Each party agrees from time to time, within ten (10) days after written request by the other party, to execute, acknowledge and deliver to the requesting party and/or to any mortgagee, lender, prospective purchaser or other entity as may reasonably be requested by the requesting party a statement in writing certifying that this lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Basic Annual Rent and any other rent and charges and to perform its other covenants under this lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Basic Annual Rent and any other rent and charges have been paid. Any such statement delivered pursuant to this Section 12.9 may be relied upon by any prospective purchaser or mortgagee of the Demised Premises or the Building or Landlord's Property or any prospective assignee of any such mortgagee.

     12.11. Rights of Mortgagee and Subordination. (a) This lease shall be subordinate to any mortgage (at the option of the holder of the applicable mortgage) placed upon the Demised Premises or Landlord's Property or any part thereof, regardless of the time when any such mortgage is placed provided that the holder of such mortgage enters into a so-called subordination, non-disturbance and attornment agreement which shall provide that (a) the lien of this lease shall be subordinated to the lien of such mortgage provided that the holder of such mortgage may elect to treat the lease as superior to the mortgage, (b) in the event of the occurrence of a default by the Landlord hereunder, the Tenant will give written notice thereof to such mortgagee, simultaneously with any notice given to Landlord, and such mortgagee shall have the time period set forth in this lease (if any) during which it may, but is not obligated to, cure such default, (c) in the event of foreclosure of such mortgage or deed in lieu of foreclosure (or any other action thereunder by the mortgagee), this lease shall continue in full force and effect and the mortgagee (and its successors in interest) and Tenant shall be directly bound to each other to perform the respective obligations of Landlord and Tenant hereunder provided that such mortgagee shall not be bound by any payment made by Tenant to Landlord more than thirty (30) days prior to the due date thereof nor shall Tenant have any right to recover from such mortgagee any claim arising from any past act, omission or default of Landlord or any prior Landlord under the lease, provided that the Tenant may make deductions from rent payments to the extent it is entitled to do so pursuant to the specific provisions of Sections 6.2 and 12.2 hereof, (d) in the event of foreclosure of such mortgage or deed-in-lieu of foreclosure, the Tenant shall attorn to the mortgagee and accept mortgagee as the Landlord under the lease and mortgagee shall have all of the rights and remedies of the Landlord under the Lease, (e) such Mortgagee shall recognize this lease and Tenant's rights hereunder and possession of the Demised Premises shall not be disturbed, except as in this lease provided, (f) the original mortgagee shall be liable under or with respect to the lease only for obligations arising while the original mortgagee owns the Demised Premises as a result of a foreclosure or deed-in-lieu of foreclosure, and the original mortgagee shall have no liability under or with respect to the lease arising after any conveyance to the property by such mortgagee, and the same shall apply to any successor in title, (g) upon notice from such mortgagee that the mortgagee has exercised its rights under the mortgage or other loan documents executed in connection with the mortgage which may include, but not necessarily be limited to, declaring a default under such loan documents which default has not been cured within the applicable grace and cure periods, Tenant shall pay all rent and other monies payable to Landlord under the lease to or at the direction of such mortgagee (h) Tenant shall not be named as a party in any proceedings between landlord and such mortgagee, (i) provided that Tenant is not in default of its obligations hereunder continuing beyond any applicable grace or cure periods, such mortgagee will release any insurance proceeds or taking proceeds, as the case may be, received by such mortgagee to the Landlord for purposes of restoring the Demised Premises pursuant to the provisions of Section 10.1 hereof provided that such proceeds combined with other funds available to the Landlord are adequate to restore the Demised Premises and subject to any reasonable and usual and customary construction loan disbursement procedures, such as reasonable approval of plans and specifications and (j) the rights of Tenant granted pursuant to the Addendum attached hereto shall survive in the event of foreclosure of such mortgage or deed in lieu of foreclosure (the "Subordination Agreement"). The term "mortgagee" as used herein shall include the affiliates and successors of any such mortgagee. The provisions of this Section shall be self-operative, but Tenant hereby designates Landlord as Tenant's attorney-in-fact irrevocable to execute and deliver such confirmatory instruments of subordination and/or attornment as any mortgagee may require if the Tenant fails to execute a Subordination Agreement containing the terms specified above within twenty (20) days of delivery by the Landlord. No holder of a mortgage shall be liable either as mortgagee or as assignee to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall have acquired indefeasible title to the Demised Premises and then only subject to and with the benefit of the provisions of Section 12.5. (The word "mortgage", as used herein, includes mortgages, deeds of trust and all similar instruments, and modifications, extensions, renewals and replacements thereof, and any and all assignments of the Landlord's interest in this lease given as collateral security for any obligations of Landlord.)

     (b) No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease or exercise any rights to enforce Landlord's obligations, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to Landlord's mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights, and (ii) such mortgagee, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Section 12.10(b) shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition nor imply the existence of any rights or relief referred to above. "Reasonable time" as used above means and includes a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so and a reasonable time to correct or cure the condition if such condition is determined to exist.

     12.12 No Accord and Satisfaction; Agreement as to Obligations. No acceptance by Landlord of a less sum than the Basic Annual Rent, additional rent, or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this lease provided. The annual rental for the Demised Premises (defined in Section 11.2) and all other obligations of Tenant under this lease ("Obligations") shall be paid and performed by Tenant without abatement, deduction, counterclaim, set-off or defense arising from any circumstance whatsoever (including without limitation act, failure to act, or default hereunder of Landlord, its agents, servants or employees) whether now existing or hereafter arising. Tenant shall not be entitled to terminate or surrender this lease and shall not be relieved from any of its Obligations hereunder for any reason whatsoever except only as may otherwise be expressly provided in this lease. It is the understanding and agreement of the parties (based on Landlord's financial projections and requirements), and it is a condition of Landlord's agreement to execute this lease, that all Tenant Obligations hereunder shall be independent obligations of Tenant, not dependent on any obligation, undertaking or covenant of Landlord in this lease or otherwise at law. Tenant does reserve, however, the right to seek relief against Landlord by separate proceedings, subject to this lease and applicable law.

     12.13. Warranties. It is agreed that no warranties or representations, either express or implied in law or in fact, have been made by Landlord, except only as specifically herein stated.

     12.14. Holdover. In the event that Tenant remains in occupancy of the Demised Premises after the expiration of the Term of this Lease, Tenant shall be liable to Landlord for Basic Annual Rent equal to one hundred and fifty percent (150%) of the Basic Annual Rent in effect at the end of the Term, and also for all damages sustained by Landlord on account of such holding.

over. The provisions of this Section shall not operate as a waiver of any right of re-entry provided for in this Lease.

     12.15.    Intentionally Omitted.

     12.16.    Intentionally Omitted.

     12.17. Abandonment. If during the last three months of the Term, Tenant shall have removed all or substantially all of Tenant's property thereof from the Demised Premises, Landlord may immediately enter and also renovate and redecorate the Demised Premises without elimination or abatement of Basic Annual Rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease.

     12.18. Surrender. No act or thing done by Landlord during the Term hereby demised shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of the Lease or a surrender of the Demised Premises.

     12.19. Modifications. If in connection with obtaining financing for the Demised Premises, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not withhold, delay or condition its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the rights of Tenant hereunder or the leasehold interest hereby created. In the event that the Tenant objects to any such requested modifications and the Landlord and the Tenant are unable to come to an agreement with respect thereto within ten (10) days after Landlord has given Tenant written notice of such requested modifications, then either party may submit to arbitration the matter of whether such requested modifications conform to the standards of the foregoing sentence in the following manner. One arbitrator shall be chosen by Landlord and one shall be chosen by Tenant, and a third shall be selected by the first two chosen, if necessary. The arbitrators chosen by the parties shall be experienced in one or more aspects of the development, ownership, leasing and financing of commercial real estate in the Greater Boston Area. The unanimous decision of the first two chosen without selection and participation of a third arbitrator, or otherwise the decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within five (5) days following the election by either party to submit the matter to arbitration and, unless such two arbitrators shall have reached a decision within five (5) days after having been chosen, they shall within a further five
(5) days elect a third arbitrator and notify Landlord and Tenant thereof. Each party shall bear the expense of the arbitrator chosen by each party pursuant to this Section, and the parties shall equally share the expense of the third arbitrator (if any). This provision for determination by arbitration shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

     Notwithstanding the foregoing, if either party shall fail to appoint its arbitrator within the period specified above (such party being referred to herein as the "failing party"), the other party may serve notice on the failing party requiring the failing party to appoint its arbitrator within five (5) days of the giving of such notice. If the failing party shall not respond by appointment of its arbitrator within said five (5) day period, then the arbitrator appointed by the other party shall be the sole arbitrator whose determination shall be binding and conclusive upon Tenant and Landlord.

     12.20. Applicable Law and Construction. This lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this lease or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this lease shall be valid and enforceable to the fullest extent permitted by law. This lease may be amended only by instruments in writing executed by Landlord and Tenant. Landlord shall not be deemed, in any way or for any purpose, to have become, by the execution of this lease or any action taken thereunder, a partner of Tenant in its business or otherwise a joint venturer or a member of any enterprise with Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this lease. If there be more than one tenant, the obligations imposed by this lease upon Tenant shall be joint and several.

     12.21. Submission of Lease. The submission of this lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Demised Premises, or an offer to lease, it being understood and agreed that this lease shall not bind Landlord or the Tenant in any manner whatsoever until it has been delivered to and approved and executed by Tenant and approved and executed by Landlord.

     WITNESS the execution hereof in two or more counterparts and under seal the day and year first above written.

                                 LANDLORD:

                                 50 WASHINGTON STREET ASSOCIATES LIMITED
                                 PARTNERSHIP

                                 BY: 50 WASHINGTON STREET CORPORATION,
                                     its sole general partner, hereunto
                                     duly authorized

                                 BY: /s/ William A. Depietri
                                     -------------------------
                                     Name: William A. Depietri
                                     Title: President
                                     hereto duly authorized

                                 TENANT:

                                 VMARK SOFTWARE, INC.

                                 By: /s/ James K. Walsh
                                     Name: James K. Walsh
                                     Title: Executive Vice President and General
                                            Counsel
                                     hereto duly authorized

                                   EXHIBIT A

                             50 WASHINGTON STREET,
                         WESTBOROUGH AND SOUTHBOROUGH,
                        WORCESTER COUNTY, MASSACHUSETTS

     Two certain parcels of land situated in the Towns of Southborough and Westborough, Worcester County, Massachusetts known as Lot #1 and Lot #2, shown on a plan of land entitled "ALTA/ACSM Title Survey Plan in Westborough, MA, Worcester County and Southborough, MA, Worcester County" dated April 18, 1994, prepared by Beals and Thomas, and being more particularly bounded and described as follows:

Lot #1:

     Beginning at a point on the southwesterly side of Washington Street and at Lot #2 on the above mentioned plan; thence

S 21 degrees 13' 21" W,       a distance of 25.77 feet to a drill hole; thence

S 22 degrees 42' 33" W,       a distance of 71.93 feet to a drill hole; thence

S 19 degrees 50' 31" W,       a distance of 123.36 feet to a curve to the left
                              with a radius of 185.00 feet and along said curve, a distance of 45.97 feet to a stone bound; thence

S 69 degrees 07' 56" E,       a distance of 7.00 feet to a point; thence

S 17 degrees 05' 59" W,       a distance of 119.43 feet to a point; thence

S 21 degrees 24' 56" W,       a distance of 45.98 feet to a point; thence

S 22 degrees 00' 43" W,       a distance of 73.84 feet to a point; thence

S 21 degrees 58' 17" W,       a distance of 80.27 feet to a point; thence

S 23 degrees 23' 16" W,       a distance of 114.74 feet to a point; thence

S 31 degrees 18' 22" W,       a distance of 35.86 feet to a drill hole; thence

S 35 degrees 08' 59" W,       a distance of 190.40 feet to a drill hole; thence

S 43 degrees 29' 39" W,      a distance of 24.00 feet to a drill hole; thence

S 41 degrees 14' 49" W,      a distance of 47.26 feet to a point; thence

S 51 degrees 22' 40" W,      a distance of 54.12 feet to a drill hole; thence

S 40 degrees 05' 08" W,      a distance of 59.46 feet to a drill hole; thence

S 34 degrees 40' 30" W,      a distance of 51.65 feet to a drill hole; thence

S 19 degrees 11' 16" W,      a distance of 28.33 feet to a corner of stone
                             walls; thence

N 65 degrees 52' 28" W,      a distance of 143.61 feet to a drill hole; thence

N 66 degrees 17' 00" W,      a distance of 161.18 feet to a drill hole; thence

N 61 degrees 40' 10" W,      a distance of 31.63 feet to a drill hole; thence

N 67 degrees 55' 51" W,      a distance of 23.09 feet to a point; thence

N 62 degrees 03' 50" W,      a distance of 23.74 feet to a drill hole; thence

N 68 degrees 23' 55" W,      a distance of 36.25 feet to a drill hole; thence

N 82 degrees 14' 30" W,      a distance of 6.58 feet to a point; thence

N 57 degrees 46' 31" W,      a distance of 22.19 feet to a drill hole; thence

N 28 degrees 29' 00" W,      a distance of 20.46 feet to a point; the last nine
                             courses being by the land of Alden Electronic &
                             Impulse Recording Equipment Company, Inc., as shown on said plan; thence

N 52 degrees 38' 43" E,      a distance of 462.77 feet to a Massachusetts
                             Highway Bound (MHB); thence

N 13 degrees 19' 55" E,      a distance of 417.28 feet to a MHB; thence

N 52 degrees 03' 21" E,      a distance of 238.72 feet to a MHB; thence

N 79 degrees 24' 55" E,  a distance of 279.88 feet to a MHB at the town line of
                         Southborough and Westborough; thence

S 37 degrees 24' 43" E,  a distance of 56.73 feet to the point of beginning.

     Said Lot #1 contains 430,146 square feet or 9.875 acres of land, more or less, according to said plan.

Lot #2

     Beginning at a point on the said westerly side of Washington Street; thence

N 37 degrees 24' 43" W,  a distance of 56.73 feet along Lot #1 described above to a Massachusetts Highway Bound (MHB); thence

N 79 degrees 24' 55" E,  a distance of 57.00 feet to a point; thence

S 21 degrees 13' 21" W,  a distance of 59.57 feet to a point of beginning.

     Said Lot #2 contains 1,443 square feet or 0.033 acres of land, more or less, according to said plan.

     For title see deed of Lee-Man Corporation to 50 Washington Street Associates Limited Partnership, dated May 3, 1994, recorded herewith.

                                   EXHIBIT B
                                   ---------

                                 [SURVEY PLAN]

                                  EXHIBIT "C"
                                  -----------

                          COMMENCEMENT DATE AGREEMENT


1.   Landlord:           50 Washington Street Associates, Limited Partnership

2.   Tenant:             VMark Software, Inc.

3.   Date of Lease:      May 3, 1994

4.   Commencement Date:  The Commencement Date of the Lease is November 28, 1994
                         and therefore the Term of the Lease is for the period beginning with the Commencement Date specified above, and ending November 27, 2014.

                         LANDLORD:

                         50 WASHINGTON STREET ASSOCIATES LIMITED PARTNERSHIP

                         BY: 50 WASHINGTON STREET CORPORATION,
                             its sole general partner, hereunto duly authorized

                             By:
                                ---------------------------------------------
                                Name:
                                Title:
                                hereto duly authorized

                         TENANT:

                         VMARK SOFTWARE, INC.


                         By:
                            -------------------------------------------------
                            Name:
                            Title:
                            hereto duly authorized